Exhibit 99.1

FOR IMMEDIATE RELEASE:  July 30, 2010

Contact:                       Herbert E. Marth, Jr.
      Chief Operating Officer
Phone:                          804-403-2116
Email:                           hmarth@centralvabank.com
Web site:                     www.centralvabank.com

CENTRAL VIRGINIA BANKSHARES REPORTS SOLID CORE EARNINGS IN SECOND QUARTER

POWHATAN, VA -- July 30, 2010 /- PR Newswire -/ Central Virginia Bankshares, Inc. (NASDAQ: CVBK) and Central Virginia Bank announce continuing solid “core earnings” in the second quarter 2010. Core earnings for the second quarter were $467.2 thousand, and for the year to date are $1.30 million. Core earnings represent a non-GAAP measure defined as GAAP pre-tax net income excluding loan loss and OREO expense, impairment charges, and securities gains and losses. It indicates that the basic or core earning capacity of the bank is producing positive revenue.

The Company’s financial performance reported for the second quarter 2010 was a net loss of $1.11 million, and after effective dividends of $160.6 thousand on preferred stock, resulting in a net loss available to common shareholders of $1.27 million or $(0.48) per basic and diluted share, compared to the second quarter of 2009’s loss of $96.4 thousand and after effective dividends of $160.6 thousand on preferred stock, a net loss available to common shareholders of $255.9 thousand or $(0.10) per basic and diluted share.

“We continued our efforts to maintain an adequate reserve for potential future loan losses by increasing our reserve by over $2.9 million during the second quarter, which obviously had a negative impact on our earnings. However, we are very pleased that our core earnings as well as our deposit base continue to show strength. ” commented Herb Marth, Chief Operating Officer of Central Virginia Bank. He added, “We’re here to serve our customers, and every day we’re making loans and opening new deposit accounts. We fully intend to emerge from this, the most severe recession since the great depression, a stronger, more efficient, and even more customer oriented financial institution.”

At the end of the second quarter, the Bank’s tier 1 risk-based capital ratio and leverage ratio continue to be above the well capitalized minimum levels while the total risk based capital position remains above the minimum adequately capitalized level at quarter end. The Bank has recently completed a follow up regulatory examination and is well on its way towards satisfying many of the regulatory requirements. The company has also filed with the United States Securities and Exchange Commission a preliminary Form S-1 for registration of new common stock.

Chief Operating Officer, Herb Marth added:  “We are pleased with our Company’s performance, despite the reported loss for the second quarter, as we believe we are getting closer to having the worst behind us. We continue to experience growth in core deposits. Overall, we feel very positive about our future.”

Jim Napier, Chairman of the Board added “We have a strong and solid franchise with extremely loyal customers. Our mission continues to be serving the needs of our customers; rewarding our shareholders; developing and supporting our employees; and giving back to the communities where we live and work. Customers of Central Virginia Bank can feel confident maintaining their relationship with the Bank. Our entire team is committed to successfully overcoming the challenges that lie ahead and emerging a stronger organization.”

Additional Financial Discussion

Average loan balances for the Bank declined by $13.7 million to $284.9 million, a decrease of 4.6 percent from the prior year’s comparable quarter. The investment securities portfolio averaged $124.4 million, a decrease of $42.4 million or 25.4 percent from $166.8 million in second quarter 2009. Total assets averaged $459.2 million, having declined by $40.6 million or 8.1 percent from $499.7 million in the prior year.

Total deposits averaged $375.7 million, an increase of $2.3 million from the second quarter 2009. Total borrowings averaged $53.6 million a decrease of $41.3 million or 43.5 percent from the prior year’s second quarter. The decline of $41.3 million in average total borrowings from $95.0 million to $53.6 million at quarter end reflects the Bank management’s strategy of reducing leverage of the balance sheet and improving liquidity by facilitating shrinkage of the investment portfolio.

The fully tax equivalent net interest income in the second quarter 2010 was $3.2 million. The continued low interest rate environment has helped the Bank’s net interest margin in the second quarter 2010, resulting in a net interest margin of 3.06 an increase from the preceding first quarter’s 2.90 percent and from the comparable quarter of 2009’s 2.93 percent. Total interest income for the quarter was $5.4 million while total interest expense was $2.3 million. Interest income of $5.4 million was lower by 17.5 percent from a year earlier due to lower volume of investment securities and the drag from non-performing assets. On the expense side, however, the Bank’s interest expense of $2.3 million also declined by 29.1 percent from the prior year’s second quarter due primarily to lower interest rates on deposits.

Non-interest income of $1.3 million was a decrease of 7.9 percent or $109.86 thousand from the prior year’s second quarter total of $1.4 million. The decrease was due primarily to:
•	a decline in the Bank’s realized gains on the sale of securities available for sale,
•	lower secondary market mortgage loan fees, and
•	lower deposit fees and charges, partially offset by increasing bank card fees.

Total non-interest expense for the second quarter 2010 was $3.67 million a decrease of 15.2 percent or $805 thousand as compared to $4.33 million last year. Second quarter non-interest expense included:
•	salaries and benefits totaled $1.51 million in the second quarter, a decrease of $148 thousand.
•	loss on devaluation of other real estate owned (“OREO”) of $146 thousand compared to zero last year.
•	other than temporary impairment (“OTTI”) charges on the CDO debt securities in our investment portfolio of $11 thousand, a decrease of $1.04 million from last year
The Bank remains committed to reducing all controllable or discretionary expenses as well as focusing on increasing non-interest income. Reducing growth in expenses will improve current and benefit future periods and is consistent with the goal of improving the efficiency ratio. This is evidenced by the improvement in this measure to 81.67 percent from 88.31 percent in the second quarter of the prior year.

Non-performing assets at the end of the second quarter increased modestly to $32.5 million compared to $31.2 million at the end of the preceding first quarter of 2010 and $15.4 million in the second quarter of the prior year. The directional growth in non-performing assets has declined for the second quarter in a row as the increase from March 31, 2010 was only 4.3 percent.

See chart below for additional financial information.

About Central Virginia Bankshares, Inc.
Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 36 year old $449 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County. Central Virginia Bankshares, Inc. trades under the symbol CVBK (NASDAQ).

Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions.  Forward-looking statements in this news release may include, among others, statements about: (i) future credit quality and expected or estimated future loan losses in our loan portfolios, including our belief that quarterly provision expense and quarterly total credit losses have peaked and are expected to decline; the level and loss content of nonperforming assets and nonaccrual loans; (ii) and the adequacy of the allowance for loan losses; (iii) stabilization of OTTI charges on our investment security portfolio.

Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices and high unemployment rates; our capital requirements and our ability to generate capital internally or raise capital on favorable terms; the terms of capital investments or other financial assistance provided by the U.S. government; financial services reform; recognition of other than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if credit markets, housing prices, and unemployment do not improve. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, including the discussions under “Risk Factors” in that report, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

Source:  Central Virginia Bankshares, Inc.
Website: www.centralvabank.com

Contact:   Herbert E. Marth, Jr.
  Chief Operating Officer
  Central Virginia Bankshares, Inc.  804-403-2116

Central Virginia Bankshares, Inc.	Second Quarter (Unaudited)		Year to Date
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net Income (Loss)	(1,108,336)	(95,356)	(1,021,257)	165,780
Net Income Available to Common Shareholders	(1,268,923)	(255,943)	(1,342,431)	(103,447)
Interest & Fees on Loans	4,063,261	4,520,693	8,242,072	8,863,498
Interest on Investments	1,343,319	2,034,628	2,793,942	4,151,874
Interest on Funds Sold	5,779	2,840	14,226	9,200
Interest on Deposits	1,781,915	2,575,125	3,855,241	5,273,059
Interest on Borrowings	474,860	608,599	936,442	1,357,681
Interest Expense	2,256,775	3,183,724	4,791,683	6,630,740
Net Interest Income	3,155,585	3,374,438	6,258,557	6,393,832
Net Interest Income (FTE)	3,217,073	3,467,541	6,393,634	6,576,865
Non Interest Income	1,272,895	1,394,056	2,163,983	2,342,268
Loan Loss Provision	2,904,832	550,000	3,219,976	925,000
Non Interest Expense	3,671,943	4,330,557	7,279,101	7,563,643
Period End Balances:
Investment Securities	103,841,752	136,631,020
Fed Funds Sold	13,374,000	6,290,000
Loans (net of Unearned Discount)	281,093,546	298,927,976
Loan Loss Reserve	(10,308,079)	(4,005,228)
Non Interest Bearing Deposits	39,439,966	39,127,191
Total Deposits	368,735,437	377,675,412
Borrowings	48,046,514	81,308,139
Assets	488,731,255	492,992,055
Period End Shareholders Equity	27,808,181	30,524,970
Average Balances:
Average Assets	459,151,888	499,730,644	466,072,421	504,570,627
Average Earning Assets	420,989,823	474,064,427	429,267,859	474,643,889
Investment Securities	124,429,900	166,828,278	127,241,353	167,070,266
Federal Funds Sold	10,279,253	6,880,648	12,844,105	9,747,254
Loans Held for Sale	1,415,621	1,784,952	1,184,549	1,343,366
Loans (net of Unearned )	284,865,049	298,570,548	287,997,852	296,530,517
Non Interest Bearing Deposits	39,321,139	37,226,889	37,620,639	40,345,955
Total Deposits	375,738,632	373,435,141	378,697,890	371,930,249
FHLB Overnight Advances	5,450,549	11,725,275	7,712,707	13,104,972
FHLB Term Borrowings	40,000,000	41,923,077	40,000,000	43,453,039
Fed Funds Purchased & REPO	3,027,170	36,157,070	3,949,750	36,974,015
Long term debt, Capital Trust Preferred	5,155,000	5,155,000	5,155,000	5,155,000
Average Shareholders’ Equity	28,543,210	28,654,233	27,918,192	27,629,316
Average Shares Outstanding – Basic	2,620,762	2,603,188	2,619,752	2,600,246
Average Shares Outstanding - Fully Diluted	2,620,762	2,603,188	2,691,752	2,600,246
Asset Quality:
Charged Off Loans	3,240,944	420,769	3,887,621	741,294
Recoveries	151,073	4,342	162,116	25,064
Period End: Non -Accrual Loans	26,163,738	7,554,410
Loans Past Due 90 Days or More	355,273	3,832,043
Other Non Performing Assets	2,165,000	0
Other Real Estate	3,849,566	3,928,299
Total Non Performing Assets	32,533,577	15,314,752
Per Share Data & Ratios:
Net Income (loss) Per Share - Basic	$(0.48)	$(0.10)	$(0.51)	$(0.04)
Net Income (loss) Per Share - Diluted	$(0.48)	$(0.10)	$(0.51)	$(0.04)
Period End Book Value Per Share	$10.60	$11.70	$10.60	$11.70
Return on Average Assets	-0.97%	-0.08%	-0.44%	0.07%
Return on Average Equity	-15.53%	-1.37%	-7.32%	1.16%
Efficiency Ratio	81.78%	88.31%	85.06%	85.67%
Average Loans to Average Deposits	75.81%	79.95%	76.05%	79.73%
Reserve for Loan Losses / Loans EOP	3.67%	1.34%
Net Interest Margin (FTE)	3.06%	2.93%	2.98%	2.77%